W. R. BERKLEY CORPORATION

DEFERRED COMPENSATION PLAN FOR OFFICERS

AS AMENDED AND RESTATED November 2, 2016

Section 1. Effective Date

This Plan was created as a spin-off from the W. R. Berkley Corporation Deferred Compensation Plan for Officers, as adopted September 1, 1986, and subsequently amended effective on January 1, 1989, January 1, 1991, and January 1, 2004 (the “Prior Plan”). On December 3, 2007, the Plan was amended and restated for purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Plan, as so amended and restated, shall apply only to amounts deferred with respect to calendar years 2005 and thereafter, and the Prior Plan shall govern all prior deferrals.

Section 2. Eligibility

Any officer of W. R. Berkley Corporation (the “Company”), or any President or Executive Vice President of any subsidiary or any officer of any subsidiary whose base salary is greater than or equal to $200,000, is eligible to participate in the Plan; provided, however, that participation in the Plan shall be limited to a “select group of management or highly compensated employees” (as such term is used in DOL Reg. § 2520.104-23).

Section 3. Amount of Deferral

Prior to the beginning of each calendar year, a Participant may elect to defer receipt     of:

(a) all or a portion of the Bonus Pay Compensation payable to the Participant for     that year;

(b) all or a portion of the Base Salary of the Participant for that year;

and/or

(c)    all or part of the Profit Sharing Excess Contributions (as defined below). For the purposes hereof, a Participant’s “Profit Sharing Excess Contributions” for any year means the excess of (a) the contributions that would be made by the Company to the W. R. Berkley Corporation Profit Sharing Plan (the “Profit Plan”) on behalf of the Participant for such year (exclusive of any pre-tax (401(k)) contributions), without taking into account the Profit Plan’s limitations on a participant’s earnings and maximum annual additions under Sections 401(a) (17) and 415 of the Internal Revenue Code, over (b) the actual amount of Company contributions (exclusive of pre-tax (401(k)) contributions) allocated to the Participant under the Profit Plan for such year.

Deferral Election in First Year of Eligibility. Notwithstanding the provisions set forth in this Section 3 to the contrary, for any calendar year in which an individual first becomes eligible to participate in the Plan pursuant to Section 2 above (such individual being an “Eligible Employee”), the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) or its designee may allow such Eligible Employee to elect to defer receipt of his/her Bonus Pay Compensation, Base Salary and/or Excess Profit Sharing Contribution (such amounts being, the “Annual Compensation”) for the calendar year in which he or she first becomes an Eligible Employee; provided, however, that any such deferral may only apply to that portion of the Annual Compensation attributable to services to be performed after such election. Unless otherwise determined by the Compensation Committee, in accordance with Treasury Regulation Section 1.409A-2(a)(7)(i), such deferral election shall be deemed to apply to the portion of the Annual Compensation attributable to services to be performed after such election only if the election applies to no more than the amount equal to the total amount of the Annual Compensation for the calendar year multiplied by the ratio of the number of days remaining in the calendar year after the election over the total number of days in the calendar year. Any such deferral election must be made within thirty (30) days after the date such Eligible Employee first becomes an Eligible Employee by delivery of a completed and executed deferral election form to the Compensation Committee or its designee. Each such deferral election form shall indicate the amount or percentage of such Eligible Employee’s Annual Compensation for the calendar year to be deferred pursuant to the Plan, the specified year in the future in which the Deferred Compensation will be paid pursuant to Section 7 below (subject to earlier payment upon a Separation from Service or death), and the form of payment pursuant to Section 8 below. Each deferral election form shall be subject to the approval of the Compensation Committee or its designee and the Compensation Committee or its designee may choose for any reason or for no reason, in its sole discretion, to accept or reject a deferral election form prior to the time such election would otherwise become irrevocable. Deferral elections properly made pursuant to this paragraph and accepted by the Compensation Committee or its designee shall be irrevocable after 11:59 pm ET on the thirtieth (30th) day following the date the Eligible Employee first becomes an Eligible Employee hereunder.

All amounts deferred will be classified as “Deferred Compensation”.

Section 4. Type of Plan

The Plan is a non-qualified voluntary deferred compensation type of plan. This Plan is maintained primarily to provide deferred compensation for a select group of management or highly compensated employees, and, therefore, is not intended to be a “qualified plan” within the meaning of Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and is not subject to any of the participation, vesting, funding or fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder (“ERISA”).

Section 5. Funding

The Company will not fund the amount of any Participant’s Deferred     Compensation. The     amount of Deferred Compensation is secured only by the     Company’s promise to pay it from the assets of the Company

Section 6. Investment Income

A reasonable rate of interest will be credited to a Participant’s account, from the date of the deferral, and will be compounded quarterly. The interest rate will be established by the Compensation Committee of the Board of Directors prior to the beginning of each year.

Section 7. Deferral Period

A Participant may elect to defer his/her Bonus Pay Compensation and/or his/her Base Salary and/or his/her Excess Profit Sharing Contribution until the earlier of (a) a specified year in the future and (b) his/her “separation from service” with the Company (as such term is defined in Treasury Regulation § 1.409A-1(h) and hereinafter referred to as a “Separation from Service”) (or if such Participant is a “specified employee” (as such term is defined in Treasury Regulation § 1.409A-1(i)), the six-month anniversary of such Separation from Service). The actual payment will be made or will commence within sixty days after the date specified or the actual date of Separation from Service, or if applicable, after the six-month anniversary of such Separation from Service.

Section 8. Form of Payment

A Participant may elect to receive his/her Deferred Compensation under the Plan in     either a lump sum or in annual installments (not to exceed five), as specified by the     Participant at the time the election to defer is made.

Section 9. Death Prior to Receipt

In the event that a Participant dies prior to receipt of any or all of the amounts payable to him/her pursuant to this Plan, any amounts that are then credited as Deferred Compensation will be paid to his/her designated beneficiary in a lump sum within sixty days following the Company’s notification of the Participant’s death. Such payment shall be made no later than the later of (i) the last day of the year in which death occurred and (ii) the 15th day of the third calendar month following the date of such death. In the event the Company is not notified of the Participant’s death at least sixty (60) days prior to the later of such dates, the Participant’s Deferred Compensation hereunder shall continue to be paid in accordance with Sections 7 and 8 hereof. The Participant (or his/her designated beneficiary or estate) shall not be permitted, directly or indirectly, to designate the taxable year of the payment.

At the time the election to defer is made, a Participant may designate a beneficiary under this Plan. The Participant may change the beneficiary by writing to the General Counsel of the Company. If a beneficiary is not named, the value of the Participant’s Deferred Compensation Account will be paid to his/her estate.

Section 10. Effect of Election

An election to defer Compensation for any year will be irrevocable once the term to which it applies has commenced, and can be revoked only due to an “unforeseeable emergency” (as such term is defined in Treasury Regulation § 1.409A-3(i)(3)), as determined by the Compensation Committee of the Board of Directors of the Company.

Section 11. Participant’s Rights Unsecured

The right of any Participant to receive future payments under the provisions of the Plan will be an unsecured contractual claim against the general assets of the Company. The Plan will not be funded. The Company will not be required to establish any special or separate fund or to make any segregation of assets to assure the payment of any amounts under the Plan.

Section 12. Statement of Account

Statements will be sent to each Participant by February 15th each year as to the value of his/her Deferred Compensation Account as of the end of the preceding December.

Section 13. Assignability

No right to receive payments hereunder will be transferable or assignable by a Participant, except by will or by the laws of descent and distribution.

Section 14. Administration

This Plan will be administered on a day-to-day basis on behalf of the Compensation Committee of the Board of Directors of the Company by the General Counsel of the Company, who will have the authority to adopt rules and regulations for carrying out the Plan. The Compensation Committee of the Board of Directors of the Company will have the authority to interpret, construe and implement the provisions of the Plan and to prescribe the form of the request for deferral of compensation under the Plan.

Section 15. Amendment/Termination

This Plan may at any time or from time to time be amended, modified or terminated by the Board of Directors of the Company; provided, however, that any termination of the Plan must comply with the requirements of Treasury Regulation § 1.409A-3(j)(4)(ix). No amendment, modification or termination will, without the consent of the Participant, adversely affect any amounts credited to such Participant’s Deferred Compensation Account; unless the Board determines, in its sole discretion, that such amendment, modification or termination is appropriate or necessary to cause this Plan to comply with Section 409A (including the distribution requirements thereunder) or any Deferred Compensation to be exempt from the tax penalty under Section 409A(a)(1)(B).

Section 16. Tax Treatment

Deferred Compensation and credited interest are taxed as ordinary income when payment is actually received. Distributions received from the Plan are not eligible for favorable tax treatment or rollovers as permitted under qualified plans. This Plan is maintained with the intention that income deferred pursuant to its terms will not be treated as taxable income to any Participant under the Code until such Participant receives actual payment of such deferred amounts. This Plan is intended to comply with the provisions of Section 409A and, to the extent that there are any ambiguities in this document, shall be interpreted and administered consistent with Section 409A. Notwithstanding the immediately prior sentence, if any term or provision of this Plan is found to be noncompliant with Section 409A in any jurisdiction, such provision shall be struck as void ab initio and a compliant term or provision shall be deemed substituted for such noncompliant provision that preserves, to the maximum lawful extent, the intent of the Plan, and any court or arbitrator so holding shall have authority and shall be instructed to substitute such compliant provision; provided, however, that if any such noncompliance is due to a deficiency of one or more terms or provisions, such appropriate terms or provisions shall be deemed to be added to cure such noncompliance that preserves, to the maximum lawful extent, the intent of the Plan, and any such court or arbitrator shall have authority and shall be instructed to supplement the Plan with such compliant terms or provisions. None of the Board, the Compensation Committee, the Company or their respective designees shall be liable to anyone for any federal, state, local, or foreign taxes, interest, or penalties incurred by anyone in connection with the participation in or receipt of benefits under the Plan, including, but not limited to, any taxes, interest or penalties incurred on account of the failure of the Plan or the operation of the Plan to comply with Section 409A.

The Company may withhold from any payments made under this Plan all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required or permitted by applicable law.

Section 17. Other Benefits

The computation and basis for other Company provided benefits may be affected if a Participant elects to defer a portion of his/her Base Salary.

Section 18. Governing Law

This Plan shall be construed in accordance with and governed by U.S. federal tax law (and ERISA) and the laws of the State of Delaware (without giving effect to the choice of law principles thereof).

Capitalized terms used herein but not defined shall have the meaning ascribed to them in the Plan.

To the extent not amended hereby, the Plan shall continue in full force and effect in accordance with its terms.

This amendment shall be governed by, and construed under, the laws of the state of Delaware, and all rights and remedies shall be governed by said laws, without regard to conflict of law principles.

W. R. BERKLEY CORPORATION
DEFERRED COMPENSATION PLAN FOR OFFICERS
ELECTION FORM- 2016

In accordance with and subject to the W. R. Berkley Corporation Deferred Compensation Plan for Officers (the “Plan”), I hereby request to defer the receipt of compensation for the year ending December 31,      , as follows:

Amount of Bonus Pay to be Deferred:
         (a) ALL (100%)                            OR
         (b) ___________      % (multiples of 10%)            OR
    (c) $___________      (multiples of $1,000)

Amount of Base Salary to be Deferred:
         (a) ALL (100%)                            OR
    (b) __________     % (multiples of 10%)            OR
         (c) $__________     (multiples of $1,000)

Amount of Excess Profit Sharing Contribution to be Deferred:
    (a) ALL 100%                            OR
    (b) __________    % (multiples of 10%)            OR
    (c) $__________     (multiples of $1,000)

Period of Deferral:
         (a) Year in which payments should be made or commence
(not later than my Separation from Service (as defined in the Plan)______________    OR
         (b) Until my Separation from Service

Form of Distribution:
         Lump sum                                OR
         Annual installments____________________
(not to exceed 5)

A Participant should contact his/her Tax Advisor prior to making an election to defer compensation.

I have received a copy of the Plan and agree to be bound by the terms and conditions thereof. I understand that, in the event of my death prior to receipt of all amounts payable to me pursuant to the Plan, the amount credited to my Deferred Compensation Account will be paid to my designated beneficiary in the form of a lump sum. I further understand that this election is subject to approval of the Company as provided by the terms and conditions thereof.

Beneficiary Name                                 Officer Name

Address                                       Address

Beneficiary                 Officer
Social Security No.                                Social Security No.

                                                      Date
Signature of Officer